                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              TREND MINING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 25, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:

--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

               ASHER BARRY EDELMAN

--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions):

          (a)  [ ]

          (b)  [X]

--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization:

               U.S.A.

                    ------------------------------------------------------------
                    5.   Sole Voting Power:
                         1,400,000
Number of
Shares              ------------------------------------------------------------
Beneficially        6.   Shared Voting Power:
Owned by                 900,000
Each Reporting
Person With         ------------------------------------------------------------
                    7.   Sole Dispositive Power:
                         1,400,000

                    ------------------------------------------------------------
                    8.   Shared Dispositive Power:
                         900,000


--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              2,300,000

--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (11):

                12.38%

--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):

                IN

--------------------------------------------------------------------------------

ITEM 1.

          (a)  Name of Issuer:

                   TREND MINING COMPANY

          (b)  Address of Issuer's Principal Executive Offices:

                   40 Sherman Avenue
                   Suite 209
                   Coeur d'Alene, Idaho 83814

ITEM 2.

          (a)  Name of Person Filing:

                   Asher Barry Edelman

          (b)  Address of Principal Business Office or, if none, Residence:

                   c/o The Edelman Companies
                   717 Fifth Avenue
                   New York, New York 10022

          (c)  Citizenship:

                   U.S.A.

          (d)  Title of Class of Securities:

                   Common Stock, no par value

          (e)  CUSIP Number:


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G).

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 2,300,000 (1).

          (b)  Percent of class: 12.38%.

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote of 1,400,000 (1).

               (ii)  Shared power to vote or to direct the vote of 900,000.


               (iii) Sole power to dispose or to direct the disposition of
                     1,400,000 (1).

               (iv) Shared power to dispose or to direct the disposition of 900,000.


(1) Includes 500,000 shares underlying warrants exercisable within sixty days.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                                 Not Applicable

ITEM 10.  CERTIFICATION

          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             October 3, 2000
                                             ---------------------------------
                                             Date



                                             /s/ Asher B. Edelman
                                             ---------------------------------
                                             Signature



                                             Asher B. Edelman
                                             ---------------------------------
                                             Name/Title



ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS
             (SEE 18 U.S.C. 1001)